THE MASSACHUSETTES HEALTH & EDUCATION TAX-EXEMPT FUND

FILE 811-07660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/22/2005	Puerto Rico Highway 5% 7/1/40	1,499,910,000	1,000,000	Citigroup Global Lehman Brothers UBS Financial Srvc Banc of America Goldman Sachs JP Morgan Merrill Lynch Morgan Stanley Raymond James & Associates Ramirez & Co Wachovia Bank
9/30/2005	Mass St Muni GO 5% 09/01/2022	761,095,000	1,000,000

Goldman Sachs

Bear Stearns

Citigroup

JP Morgan

Lehman Brothers

Merrill Lynch

UBS Financial

A.G. Edwards & Sons

Advest

Banc of America

Corby Capital

Edward D. Jones

First Albany

M.R. Beal

Morgan Keegan

National Financial

Ramirez & Co.

Raymond James

RBC Dain Rauscher

Southwest Securities

Wachovia Bank

Eastern Bank